UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2024

HUMBL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31267	27-1296318
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 W. Broadway
Suite 1450
San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 738-9012

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HMBL	OTC Pink

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 23, 2024, HUMBL, Inc. (“HUMBL”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Avrio Worldwide, PBC (“Avrio”). Pursuant to the Purchase Agreement, HUMBL sold certain assets associated with its HUMBL Financial product line, including all intellectual property associated with its BLOCK Indexes and BLOCK ETXs to Avrio. In exchange for selling such assets, HUMBL received: (i) 1,920,000 shares of Avrio’s Class A Common Stock (representing a 10% stake in Avrio); and (ii) 2.5% of the net revenues generated by Avrio from its sales of the acquired assets. The revenue share terminates upon the earlier of five years from the date of the Purchase Agreement or Avrio completing an initial public offering. HUMBL will also receive a seat on Avrio’s Board of Directors as part of the transaction, the initial designee being Brian Foote, CEO of HUMBL.

Avrio has three classes of common stock: Class A, Class B and Class F. Class A and Class B Common Stock have one vote per share. Class F Common Stock has four votes per share and the right to appoint three directors. In the event of a liquidation, the Class A, Class B and Class F holders would all share equally in any distributions on a per share basis.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

HUMBL is issuing a press release announcing the Purchase Agreement that is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Asset Purchase Agreement dated February 23, 2024 between HUMBL, Inc. and Avrio Worldwide, PBC
99.1	Press Release dated February 29, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, HUMBL has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 29, 2024	HUMBL, Inc.

	By:	/s/ Brian Foote
Brian Foote
President and CEO